Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

In the event of any conflict between the information contained in this conference-call transcript and the information contained in Marvel’s written release issued on the same day as the conference call, please assume that the latter is correct.

MARVEL ENTERTAINMENT, INC.

Moderator: Peter Cuneo

November 9, 2005

9:00 am ET

Operator:	Ladies and gentlemen thank you for standing by and welcome to the Marvel Entertainment third quarter results conference call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session.

At that time, if you have a question please press the 1 followed by the 4 on your telephone.

As a reminder this conference is being recorded today, Wednesday, November 9, 2005.

If at anytime during the conference you need to reach an operator, please press the star followed by the 0.

I would now like to turn the conference over to Mr. Peter Cuneo, Vice-Chairman at Marvel Entertainment.

Please go ahead.

Peter Cuneo:	Thank you operator and thank you all for dialing in today. With us from Marvel on the call today we have Avi Arad, the CEO of Marvel Studios from

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

California, David Maisel who is a Vice-Chairman of Marvel Studios and is the EVP for Corporate Development for all of Marvel. David is in California.

Ken West, our CFO, is here and John Turitzin, who is General Counsel for the company, will also be on the call.

What we’ll do today is read our Safe Harbor announcement, Ken West will then have some prepared remarks, and then we’ll open the floor to Q&A.

Can we have the Safe Harbor please?

Man:	Some of the statements that the company will make on this conference call, such as statements of the company’s plans, expectations, and financial guidance, are forward-looking.

While forward-looking statements reflect the company’s good-faith beliefs, they are not guarantees of future performance and involve risks and uncertainties, and the company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s reports on Form 8-K, 10-K, and 10-Q.

Marvel assumes no obligation to publicly update or revise any forward-looking statement.

Peter Cuneo:	Thank you very much. Ken West.

Ken West:	Thank you Peter, and good morning.

I will focus my remarks this morning first on our revised guidance for 2005 and secondly on our initial guidance for 2006. As we’ve reviewed the

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

quarter-three results in today’s news announcement, I’ll leave any elaboration on those results to the Q&A session later.

As indicated in today’s release, we have revised our 2005 full-year guidance principally due to strong licensing results offset by reductions in our Toy Segment, to be discussed in a moment.

Our updated guidance is for revenues of $385 million to $395 million, up modestly from $370 million to $390 million, net income of $111 million to $114 million as compared to $111 million to $120 million, and earnings per share of $1.02 to $1.07, as compared to $1.01 and $1.06 previously forecast.

I will now walk through issues that have had a negative influence on our financial guidance for 2005.

Domestic overages, which are actual earned royalties above minimum guarantees, are down compared to previous expectations, particularly earned royalties from Fantastic Four movie products, as well as a reduction in expected overages related to an increase in license renewal activity in 2005 that I’ll review shortly.

Our forecasting erred in modeling Fantastic Four license product sell-through equal to actual Hulk merchandise sell-through levels from 2003. And although early indications are that all classic merchandise licensing remained strong, Fantastic Four has not proven to be as strong as originally forecast, and as a result, we have reduced our estimate of overages.

Our updated estimate for domestic overages for 2005 is $19 million compared to our earlier estimate of $35 million and actual 2004 domestic overages of $37 million.

To date in 2005, we have earned approximately $15 million in domestic overages.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

Now with respect to license renewals.

As I indicated, also affecting our overage forecast for 2005, is a significantly higher level of license renewal activity this year.

In 2005, we have implemented a strategy to leverage the strength of our characters with licensees and renew and/or extend existing agreements at higher guarantees and/or on improved terms.

During 2005, we expect to complete approximately 200 domestic licenses, a majority of which are renewals, an increase from approximately 120 renewals in 2004 and 130 renewals in 2003.

Additionally, a significant interactive extension amendment was recently executed, extending the rights of a major licensee through 2017 for certain Marvel characters, generating approximately $50 million in license revenue in this Q4 2005.

In the aggregate, this renewal activity in 2005 will have the effect of reducing our expected renewal activity in 2006, which is reflected in our initial guidance for next year, which I will review in a moment.

From a cash flow standpoint, one benefit of our active renewal activity, should have the effect of locking in increasing minimum cash payments in 2006, albeit without any corresponding contribution to revenue.

In the toy division, we have reduced our outlook for wholesale sales of Fantastic Four toys by our master toy licensee to $70 million to $75 million for 2005, compared to our earlier estimate of $80 million.

The decrease in outlook, which impacts the royalties and service-fee income which would be recorded by Marvel, reflects slower-than-anticipated consumer sales of these products, as well as the impact of production delays suffered by a major sub-contractor to our toy master licensee, which led to

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

retailers canceling orders in this product line, as within our Marvel Legends toy line.

In addition, our expected 2005 toy division results have been reduced by the shift of approximately $17 million in wholesale sales of in-licensed Curious George and TNA Wrestling products from 2005 into 2006. Sales of these two Marvel-produced product lines are now expected to be no more than $3 million this year.

And other positive variances relative to our guidance include: International licensing revenues are on track to exceed our estimate of over $30 million in 2005 and publishing also remains on track to achieve top-line and bottom-line improvement in its operations in ’05, reflecting our active publishing slate, as well as modest initial benefits from our standard retail distribution relationship.

And of course, the benefit in the fourth quarter of $50 million in license revenue from a large-scale videogame amendment, which has been under negotiation for several months and was only recently completed.

Now, for 2006.

As you know, today Marvel provided initial financial guidance for the year 2006 which is well below levels generally expected. Candidly, in developing our 2006 guidance, there are a number of factors contributing to the lower year-over-year outlook; however, we expect cash flow from operations in 2006 to approximate $70 million.

This strong expected performance in a period of reduced revenue and net income is largely the result of expected collection of minimum annual license guarantees.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

Our 2006 guidance for revenue is in the range of $270 million to $300 million, net income of $38 million to $59 million, and earnings per share, before any benefit from future share repurchase activity, of $0.37 to $0.57.

Again, principal factors contributing to this initial 2000 outlook include: nominal contributions anticipated from three feature films slated for release during the year; studio revenues of $10 million to $12 million, down from $20 million in ’05, as well as up to $5 million in incremental expenses related to the expansion of our Marvel Studios operation; approximately $16 million in interest and other non-cash expenses related to Marvel’s $525 million film slate credit facility, or 9 cents per share, versus $9 million in 2005, or 5 cents per share; little or no contribution for the Spider-Man joint venture, versus a contribution of approximately $20 million in 2005; a substantial decrease in expected film related toy wholesale sales by our master toy licensee related to X-Men 3 and Ghost Rider films; non-cash stock-option expense of approximately $5 million required under a new GAAP principle; merchandise license overages of only approximately $5 million; and international licensing revenues in excess of $30 million as we anniversary our early agreements and focus more on new opportunities that are less predictable, involve longer lead times, and are generally in new territories; plus continuing modest improvement in publishing sales and operating income.

Let me now turn to our balance sheet and share repurchase activity.

As previously disclosed, during the third quarter, Marvel repurchased 1.6 million shares at an aggregate cost of $32.6 million. Giving effect to those purchases, we closed the third quarter with cash and short-term investments of approximately $72 million and currently anticipate we will end the year with a cash balance of approximately $90 million before the impact of any additional repurchase activity.

As indicated in today’s news announcement, Marvel’s Board of Directors has authorized a repurchase of up to $250 million in common stock. Purchases would be made using excess cash from operations, as well as the proceeds

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

from a credit facility recently obtained from HSBC Bank USA, which will provide approximately $125 million of borrowing capacity.

In approving the authorization, Marvel’s board reiterated its confidence in Marvel’s profitable business model, as well as the long-term potential of the company.

With that, let me now turn the call back over to Peter to commence our Q&A period.

Peter?

Peter Cuneo:	Thanks, Ken.

Before we start Q&A, I just want to reiterate the guidance for ’06.

Net income guidance is a range between $38 million and $53 million and our EPS – diluted EPS guidance is in a range of 37 cents up to a range 50 – to a high end of 52 cents.

Just want to make that clear.

Ken West:	That was a misread, I’m sorry.

Peter Cuneo:	At this point, we’d like to open the floor to questions.

Operator:	Thank you.

Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

If you are using a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

And our first question is from the line Michael Savner with Banc of America Securities.

Please go ahead.

Michael Savner:	Hi, good morning. Thanks.

Looking at the ’06 guidance, as I assume is going to probably be the focus of questions, but can you talk a little about the nominal contributions from X-Men 3 and the other two feature films and why there will only be a nominal contribution since obviously most people’s initial expectations would be licensing from toys would be a good driver in ’06?

And then a little bit on Fantastic Four toy sales, a little bit more clarity, you know, it’s consumer weakness but are you also seeing issues with shelf space? Is it demand for the product is weak because of, you know, the current macro-economic environment or is it - was it a - simply an issue of maybe the products weren’t appealing as much as you would, you know, hope they would to consumers?

And then, lastly, just trying to figure out again how you’re getting to your full-year guidance this year, given some shortfalls. Is the maintaining a full-year guidance, essentially, this year reflecting that licensing agreement in for the videogame that was unexpected that you’re going to get in the fourth quarter – is that $50 million all new revenue coming in that wasn’t previously in the guidance?

Thanks very much.

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Third Quarter 2005 Conference Call – 11-9-05

Peter Cuneo:	Michael let me take those questions in reverse order. The first – the last two were about ’05.

First, the guidance that we’re giving for ’05 does include the $50 million license renewal. We did have in the forecast, originally in the budget, we did have an estimate for this kind of situation. The estimate was somewhat lower than the final $50 million.

So there’s no question that the increase in this deal is helping, if you will, to overcome certain other problems, such as the ones we described in Fantastic Four.

Now, on Fantastic Four toy sales for 2005, let me reiterate, we had been carrying a forecast of $80 million throughout the year, and we think we’ll end up doing about $70 to $75 million.

The decrease in the toy sales really comes from two aspects.

One is the fact that we had some troubles with supply and as a result of having spotty supply on some of the SKUs, some of the retailers appropriately canceled orders and that reduced the number.

The other problem is a problem that’s a little tougher to get a handle on and that is the total retail environment.

We know that sales of Marvel products, whether it’s toys or other licensed goods, have probably been affected by the retail environment, in particular the price of gas, hurricanes and so on.

But it is impossible for us, frankly, to quantify that. It’s just a feeling. And that’s probably reflected somewhat also in our 2006 guidance, a sense that it’s really impossible for us to quantify that, so we have taken in 2006 a somewhat defensive posture when it comes to some of these other issues.

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Third Quarter 2005 Conference Call – 11-9-05

In the case of 2006, for X-Men and Ghost Rider toys, I think you’re seeing the same situation. We have frankly, candidly, extremely small forecasts for those particular films for toys and licensing.

And while there’s great interest, we’ve had tremendous reaction to the toys, at a pre-... at Toy Fair viewings recently. There’s certainly lots of interest in the licensing.

And while we were very pleased about what we see happening with the films, which Avi could talk about later on perhaps, we were just being – we think – very defensive in looking at this.

And that’s really the factor that we’re looking at here.

Michael Savner:	Thanks very much.

Peter Cuneo:	Okay.

Operator:	Thank you.

Our next question comes from the line of Barton Crockett with JP Morgan.

Please proceed with your question.

Barton Crockett:	Okay, great. Thank you.

I was wondering if you could talk about the Toy Biz, the servicing contract there which I guess is up in ’06.

What have you baked into your ’06 guidance for that in terms of, you know, do you expect a deal to be renewed on terms comparable to what we see now or do you presume some variance there? And any update on the, you know, the bidding there in terms of other people coming in?

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

Additionally, in terms of the line of credit and the share repurchase, can you give us a sense of the interest rate you’re getting on the line of credit and your initial whack at whether capping that would be accretive on an EPS perspective?

Thank you.

Peter Cuneo:	I’ll take the first one and then we’ll – Ken West will comment on the interest rate on the loan and the accretive nature of the transaction.

With regard to the renewal of our toy – master toy license: As you all know, that license that we currently have is up at the end of 2006 with Toy Biz Worldwide.

We are in active negotiations with multiple parties looking at a number of different alternatives going forward. And it’s simply premature at this point to give you any real sense of what the terms... We’ve said in the past that we think the terms that we can get from the current licensee or another alternative would be at least as good as we have now.

But we’re looking, frankly, at a broad range of alternatives and business models to the toy business. And we would hope to have something to tell everybody in the near term, but that’s currently a very active activity that’s going on here.

With regard to the loan from HSBC, Ken?

Ken West:	Barton, our borrowings against this new credit facility will be based on LIBOR plus approximately 1.25 as a vig.

Barton Crockett:	Okay. And do you believe at that rate it would be accretive to EPS?

Ken West:	Yes.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

Barton Crockett:	Okay.

And then Peter, in terms of the guidance, does it presume basically terms comparable to what we see now in the master license for ’06 guidance there?

Peter Cuneo:	Well, it’s premature, really, to talk about that.

Our toy forecasts, frankly, are very low for ’06. And so the – an actual change in terms wouldn’t necessarily have much of an impact on our guidance.

Barton Crockett:	Okay, great. Thank you.

Operator:	Thank you.

Our next question is from the line of Lowell Singer with SG Cowen.

Please proceed.

Lowell Singer:	Thanks. Good morning. Peter, I have three questions.

First, can you or Ken tie the ’06 revenue guidance, the midpoint of that range, to the ’05 revenue guidance by segment to give us some idea? You’ve given a lot of data points, but in trying to put the mosaic together, what the segment differences would look like.

Second, on this videogame license, does the – does any portion of the $50 million get pulled forward from next year? And I know Ken said that the deal goes through 2017, can you give us some sense as to the $50 million payment itself? You know, what portion of that contract you would expect that to cover?

And then finally, I know it’s wildly premature, but you have announced the Fantastic Four sequel for 2007, can you give us some feel for where you think

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

’07 numbers are going to land? And – because I think people are trying to get a sense as to what the earnings run rate looks like over a multiple year period?

Thanks.

Peter Cuneo:	Thanks, Lowell.

With regard to the segment data, I’ll ask Ken West to respond to that.

Ken West:	Lowell, based on our projection for 2006, we’ll find that publishing and toy operations will contribute about equal amounts, which are each independently about a third of our projected revenue.

Hopefully that’ll be helpful.

Peter Cuneo:	Okay, thanks Ken.

With regard to your question on our – this $50 million renewal, we actually have the contracts, the old deal and the new deal run jointly together in parallel for a couple of years.

So, that essentially we have a situation where we have no effect on ’06 from this extension.

And on Fantastic Four 2 for ’07, maybe Avi would you like to comment on Fantastic Four the sequel on ’07?

Avi Arad:

Well, we are going to be on July 4, 2007, we – continuing basically with the same team. All the actors are tied in. We believe that Fox has a lot of confidence in the movie. As you all know, initially there were poor ratings and the market was not sure how it will be received and the movie found its audience where it was intended to be: families and kids.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

And we are going very aggressively towards a sequel and we feel very good about it. That movie performed great internationally, actually outperformed X-Men. And it’s all good, it will be a good movie.

Peter Cuneo:

You know as far your question, Lowell, about ’07, obviously we don’t have any specific numbers to give for the overall company in ’07, but we do have a number of very important events worth mentioning. Certainly Spider-Man 3, certainly Fantastic Four 2.

We’ve initiated a lot of new business and, you know, we’ll come back to everybody with ’07 at the appropriate time.

Barton Crockett:	And Peter, if could just ask two quick follow-ups. Ken, on your point, if publishing and toys are each a third, does that mean – I assume that means licensing’s also a third?

Peter Cuneo:	That’s correct.

Barton Crockett:	Okay, just to be clear.

And I remember my fractions. And on the videogame piece: Peter, is there a reason that you haven’t announced who the partner is, or should that be fairly obvious to us?

Peter Cuneo:	John Turitzin will comment.

John Turitzin:	Yeah, we’re – we are going – we’re intending to make a joint release with our partner, either later today or tomorrow morning.

Barton Crockett:	Okay. Thank you very much.

Operator:	Thank you.

Our next question is from the line of Alan Gould with Natexis Bleichroder.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

Please proceed with your question.

Alan Gould:	Thank you. I’ve got a few questions here.

First, the $50 million videogame license. Is the 60% margin, which is what that division has been generating, a pretty good margin to assume on that?

Ken West:	In fact it’ll be slightly improved.

Alan Gould:	Okay.

Secondly, why - I don’t understand the logic of going out 12 years on a videogame license given how dynamically that market is changing. Given how strong your balance sheet and cash position is, it’s certainly isn’t that you needed the cash upfront. What’s the logic of going out 12 years?

Peter Cuneo:

Well, the company has looked – is constantly looking at its strategies for how we’re going to compete in each of the different segments, whether it’s media or consumer products. And in this case, we are very pleased about the performance of the particular partner and this is a situation that just seemed natural to us.

This is - I think more of this will become obvious when this joint release that John was talking about goes out.

Alan Gould:	Okay, Peter...

Peter Cuneo:	I think that’d be a more appropriate time to talk about this.

Alan Gould:

Okay, Peter, in the past, we’ve been assuming that you have some overages coming from your videogame license in ’06. You said the old deal and new deal run parallel, so there’s no change to ’06, so there still are overages from the old deal coming in ’06?

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

Ken West:

Alan, the forecast for overages does include interactive overages and although that’s a lower number than anticipated and realized for ’05, which again is lower than ’04, those numbers are baked into our forecast.

Alan Gould:	Okay.

My last question is the master toy license. Your last deal was struck, I believe, in 2001. Do you typically take... In the last license, was there cash recognized upfront either when the toy master toy license deal was signed or went into place?

Peter Cuneo:	No. Alan, let me just comment.

In the last deal, we received $20 million as an advance payment. That was not recognized initially as revenue, but rather went on the balance sheet as deferred income.

That was then booked as revenue and the deferred income was amortized accordingly as the royalties were earned out.

The reason for that is that’s a deal in which Marvel has some deliverables. There are contingencies.

Alan Gould:	Uh-huh.

Peter Cuneo:

GAAP would not allow us to record any revenue initially in the cash payment. Because remember that Marvel is – was and is still – doing the marketing, sales and product development for Toy Biz Worldwide.

If Marvel for some reason was unable to deliver those services, then the deal would have been off.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

Alan Gould:	Okay. So the change in guidance for ’06 has nothing to do with your expectations on the amount you’ll be receiving on the master toy license renewal?

Ken West:	That’s exactly correct.

Alan Gould:	Okay, thank you.

Operator:	Thank you.

Our next question is from the line of Arvind Bhatia with Southwest Securities.

Please proceed with your question.

Arvind Bhatia:	A couple of questions.

The first one is regarding your update on the film production. You know, on film production, if you could provide us some more color there.

And then my second question, Peter, is regarding Spider-Man and I think in the past you addressed the myths, as you called it, regarding the dependence on Spider-Man. And with ’06 guidance coming in significantly below where people are looking for, does that, you know, does that make you change your thinking on sort of, you know, how we should be looking at, you know, the company and the dependence on Spider-Man, the franchise?

Peter Cuneo:	Arvind, let me handle the Spider-Man question first and then Avi Arad can update us on where we are on films.

The change in the ’06 guidance is it’s basically a change that affects all...

There’s no reason to assume that there’s a... that the company is going back to major dependence on Spider-Man.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

The weakness that we’re seeing and many of the renewals we’ve done are multi-character renewals, which in fact, if anything, indicates a greater interest in Marvel’s other characters than just in Spider-Man.

So I don’t think you can read that into this change.

With regard to an update on the films, Avi would you like to comment?

Avi Arad:

Yeah. As a matter of fact, if you looked at the Internet this weekend you’re aware of that we started pre-shoots of Spider-Man and their reaction to seeing our first reveal of Thomas Haden Church as Flint Marko was incredible.

And we have a very interesting movie. In some ways it’s a lot of new ideas and new characters and therefore obviously will affect the way all core businesses will benefit out of the movie.

The movie is on for May 2007 on time, and it will be as big as one would expect it to be.

Peter Cuneo:	Avi, do you want to comment on the film slate?

Arvind Bhatia:

Yeah, I was just wondering on, you know, 2008 when you start your own production, kind of where you are with that, with this 2006 guidance? Does that change your strategy in any way, your excitement about doing these films on your own – any of – anything like that?

Avi Arad:

So anyhow, first, we have an ongoing business obviously with Spider-Man and Fantastic Four sequel and other movies in development with our commitments to the studios and that’s obviously not going to go away.

We started aggressive development on our slate. In the slate we have some major characters that – again, designed to support core businesses. We are in the process of hiring writers and interviewing directors and, probably in the

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

next few weeks, we’ll start the normal announcement when a writer is attached to a project, when a director is attached to a project.

The strategy is to move forward on actually the majority of the slate and find the appropriate talent to move these projects forward. With an eye obviously to meet our 2008 release. As part of the process obviously that it will be a horse race.

We want to do – develop most of the characters at the same time and whatever script is ready, whatever director comes onboard and obviously it will be more news to come. It’s hard to predict today which one is the first out of the box.

As far as movies that we feel that are very important outside the slate that we are concentrating on development on is Hulk. Again, Hulk was a great support for core businesses, and we are ready to proceed with that.

So studio activity is quite extensive. As you see from the release, we have an animated show on Fantastic Four, and we are working on three other animated shows. So we don’t go dark in-between movies, so the brand continues to be in the public eye.

It is a high-quality animated show, and we feel very good about where we are going with it. February, we are going to introduce our direct-to-video. Earlier reviews of the first one, the Ultimate Avengers, has been very promising by genre, by convention and so on.

So we feel very good about it. So does Lion’s Gate.

So as far as studio activity is concerned we are going to be even more aggressive than what we were until now. The Blade television show on Spike is actually is going to production to be launched next year.

The idea behind what studios are meant to do, which is support the brand and support the rest of the businesses, this is incredibly fast moving and advancing

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Third Quarter 2005 Conference Call – 11-9-05

the demand for our products since the slate is actually higher than that of people are looking for what is not in the slate that they may still be able to get involved in and obviously we are carefully weighing the opportunities.

Thank you.

Peter Cuneo:	Next question, please.

Operator:	Thank you.

Our next question is from the line of Robert Routh with Jefferies.

Please proceed with your question.

Robert Routh:	Yeah, good morning guys. Just three quick questions for you.

First, Peter, given the commentary that you’re giving, and given Marvel’s history of kind of under-promising and over-delivering, it seems as though the guidance that you’ve given for ’06 is really very conservative based on what you see as being kind of a worst-case scenario.

I’m wondering whether you can comment to that or whether you think that the numbers are not as conservative as traditionally Marvel has been?

Second, I was wondering if you could comment on – that in your annual report in 2003, you mentioned you planned on growing operating income through the decade at 10% even though some years would be up, some would be down. I’m wondering whether the company still sticks to that projection.

And finally, I was wondering if you could comment a little bit on how comic-book sales have been doing in the 7-Eleven stores and whether or not you have plans to expand that program into Walgreens and other markets, if it’s doing as well as I’ve heard it has been?

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

Peter Cuneo:	All right, thanks Rob. Let’s start with the comic book question.

Initial results in 7-Eleven are pretty good. We really feel that we need six months of full distribution to really understand that market. We don’t want to overreact. And in fact, in our forecast for ’06, the gains from 7-Eleven are extremely modest in the guidance.

Again, we think we need to really be able to see what’s happening in all these stores for a full six months.

With regard to Walgreens, that’s still in its infancy and we really don’t know how that will go. Walgreens of course is a completely different channel of distribution – chain drug – and we’ll see how comic books can sell or not sell in chain drug.

So again, in the guidance for ’06, there’s virtually nothing for Walgreens.

With regard to our comment in the annual report some years ago, we still stick with that. We think that over the decade we can grow operating income on average of 10%, and we certainly are very optimistic at this point about ’07 and ’08 when our new film slate starts.

So I think that I’ll give you a simple analogy, Rob, of – for what it’s worth. You know if you climb mountains or you go – if you’ve ever been a tourist and you have gone and climbed pyramids, you simply can’t go straight to the top directly.

You know, you at some point have to pause and take a rest on some flat surface and take a look at whether you’re taking the best direction to the top and regain your strength.

And for me, personally, that’s kind of a broad description of 2006. We’re not pleased, believe me, about this forecast. We are being probably pretty defensive. Only time will tell if we’re being overly defensive.

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Third Quarter 2005 Conference Call – 11-9-05

But as you know, our fundamental nature is to be conservative, but I think at this point, this is our best shot at guidance and the future will tell how we’re doing at that.

Robert Routh:	Okay, great. Thank you very much.

Operator:	Thank you.

As a reminder, to register for a question, please press the 1 followed by the 4 on your telephone.

And our next question is from the line of Glen Reid with Bear Sterns.

Please proceed with your question.

Glen Reid:	Yeah, hi good morning. Thanks.

I have a couple of questions.

First, you know, the last 18 months or so, I guess, you guys have gotten a lot of benefit out of your license-renewal activity, and I wonder if you could sort of help us quantify, you know, what perhaps that’s added to the growth over the past, you know, say 18 months or so, and then what opportunities there still are.

Secondly, you know, and I guess a more broader question on guidance: I think most people on the call would probably agree that it’s very difficult to model your company. And I wonder if you guys have given any thought to, you know, how better to help the Street model your business?

You know, for example, going back to the ’07 question, I think there’s a lot of uncertainty as to what ’07 might look like. We can look at the film slate, but I think it kind of stops there.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

So I wonder if you can maybe help us out with that a little bit.

And then, lastly, going back a couple of years, I think there was a lot of talk about your company potentially being sold and I wonder if, you know, the disappointing guidance and weakness in the stock notwithstanding – if there’s any belief that perhaps that’s still the exit strategy for your company?

Thanks.

Ken West:	Glen, this is Ken. Let me just address the license renewals first and then maybe a way to actually consider modeling the company secondly.

As far as license renewals, as I mentioned in my remarks originally, we have been aggressive in regard to looking out for new opportunities and renewals of the existing relationships, expanding those; and those are now anticipated to be at a lesser level in ’06, as a result of just timing, in the terms of contracts that have been rendered and entered into in the last 2, 3 years.

That will pick up again as we anticipate in subsequent periods beyond ’06 as we mentioned generally, and I don’t know what else we can render associated with that. And as far as modeling the company specifically for publishing, that seems to be a steady stream of modest growth, as you’ve seen from our history.

Toys are – relate to really the – what’s really promoted specifically, as far as the characters, to entertainment activities. And for licensing we have – when you take a look at the press release, we have a new chart, associated with licensing, that’s broken up the same revenues into different categories.

In the past, we’ve been giving categories by, for example, apparel and accessories, entertainment, toys and other. And now we’re kind of supplementing that between domestic; international; the joint venture that really is related to specifically Spider-Man movie licensing; and then studios.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

So you may want to look at those in that new format, those new categories to assist you anticipating what could be generated prospectively.

Peter Cuneo:

Also, Glen, we’re going to have an analyst meeting sometime in 2006 and certainly one of our goals will be to lay out or help lay out a format by which it will be easier for people outside the company to model the business.

That would be a primary goal of our analyst meeting. We recognize it as a problem and obviously for 2005 in some areas, it was a problem for the company, despite the fact that we’ve had a lot of success and generally been very successful in past years at looking at our trends and our numbers.

2005 was, frankly, the first year where we had some surprises. So it’s – while it’s very difficult for outside people, it is not always easy for us as well.

With regard to your question, Glen about the selling the company in exit strategy, as I said before, we really run the company, we think of it as a public company, we have no plans per se to – for the company to do anything but continue to be a public company at this point.

I also want to point out that one of the things I think we haven’t emphasized so far today is that our cash – this is still very much a cash-generating machine.

Ken mentioned in his opening remarks that for 2006, he’s still projecting cash flow of $70 million for the company. So while 2006, I know, is disappointing all of us, it isn’t that the company is suddenly in dire financial straits or anything like that.

We have a blip here, obviously, in our development. I mentioned before that the company is only really seven years old, but we continue to focus on cash generation, and we’re still, I think – the basic underpinning for this company

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Third Quarter 2005 Conference Call – 11-9-05

in our business model is cash generation and that continues in our mind to be very strong.

Glen Reid:	Okay, thanks.

Peter Cuneo:	Okay.

Operator:	Thank you.

Our next question is from the line of Gordon Hodge with Thomas Weisel Partners.

Please proceed with your question.

Gordon Hodge:	Yes, good morning. A couple of questions.

One, I may have missed it at the beginning, but did you outline whether the film financing slate package impacted the quarter and where it showed up in the income statement, if it did, for the third quarter?

And then , I think, your expectations regarding Curious George and TNA for the forth quarter which are now reduced – I’m curious, is that just a function of the supply problems and therefore, given the movie comes out in first quarter anyway, is that revenue, the $20 million revenue that you think has been just shifted into Q1 or is that really retailer reaction to the line?

And then lastly, if you could elaborate a little bit more on the supply problems that your master license company had with the manufacturer, if there’s – if that’s been resolved and if that’s something that you’re comfortable won’t happen again.

Thanks.

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Third Quarter 2005 Conference Call – 11-9-05

Peter Cuneo:	Gordon, let me take the questions about the toy business and then Ken West will respond to your question about what impact the film slate had on the third-quarter results.

Peter Cuneo:	The shift for Curious George and TNT from December into January into the first quarter is not related to anything other than retailers and – not wanting the product in December.

As you know, retailers are very stressed-out about their business, and there’s been – there’s no question the last six months has been an upheaval in retailing, particularly in the United States. And so we are purely seeing a shift of sales out of December into the first quarter of next year.

And once again, this is the factor that I mentioned that was impossible for us to fully evaluate that, as how much of the trends we’ve seen, in some cases negative trends, are related to what’s happening in retailing in general, and how much might be related to Marvel’s individual products or brand.

Difficult to say...

Gordon Hodge:	Do you have orders then for Q1 that would be near what you plan for Q4?

Peter Cuneo:	Yes, I believe we do.

Gordon Hodge:	Okay. Great.

Ken West:

Gordon with respect to the impact of the film slate and the costs associated with that in Q3, there were approximately $1 million to $2 million of related charges from the film slate and that will continue of course through Q4 and the future in regard to the outstanding borrowings and the amortization of the upfront costs associated with structuring this deal.

Gordon Hodge:	And that showed up in G&A, or corporate, or where would that be?

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

Peter Cuneo:	That’ll actually be in interest expense and a small portion in SG&A. But most in interest expense.

Gordon Hodge:	Got it. Okay.

Peter Cuneo:	Next question, please.

Operator:	Our next question is from the line of Joe Hovorka, Raymond James.

Please proceed with your question.

Joe Hovorka:	Hi, guys. Yeah, a couple of quick questions.

One is the $50 million that you’re getting for the license in the fourth quarter, how much of that is cash?

Just to confirm, the $24.8 million of debt on the balance sheet – that is the film finance debt?

Third question is, if I look at your ’06 licensing guidance of $90 million to $100 million, you’re well below what you did actually in 2003, much less what you did in 2005. Can you kind of talk about the strides you made internationally and also expanding your domestic licenses, and why would we see it below ’03?

And then the last question is, it appears that Iron Man has reverted back to Marvel, the license for the film. Any thoughts of putting that in your film slate?

Peter Cuneo:	Okay, Ken, the first question was the $50 million.

Ken West:	Yes. The revenue that is anticipated and forecast to be recorded associated with this extension, this $50 million amount, is actually going to be sufficed by actual cash.

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

Joe Hovorka:	All 50 is?

Ken West:	All 50.

Joe Hovorka:	Great.

Ken West:

And as far as the debt reflected on the balance sheet, that all relates to the film structure and principally represents the upfront cost to structure the deal, as no other costs have been incurred to date.

Peter Cuneo:	Avi, would you like to comment on Iron Man?

Avi Arad:	Sure.

Well, now that we have Iron Man back, which is a major property for us, we are weighing all the possibilities. Is it going with another studio or doing some of the development ourselves?

It’s a little premature. We just started looking at it. Obviously it’s a property in demand, so we are going to evaluate every avenue possible, and as soon as we decide everybody will know.

Joe Hovorka:	What are the pros and cons between going with another studio as opposed to doing it in your, in your own film slate? Why wouldn’t you do it in your film slate?

Avi Arad:

It’s – there are no pros and cons. It’s – it’s just, we are not prepared to announce what we are doing with it. The important part of the announcement is the fact that we did recapture very important property and very important franchise within Marvel, and we will announce what we’re going to do with it. It’s - I just cannot comment any further on that.

Joe Hovorka:	Thanks, okay.

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Third Quarter 2005 Conference Call – 11-9-05

Joe Hovorka:	Yeah, the last one was the licensing. When you’re looking at ’06, your $90 million to $100 million level, what you did in 2003.

Ken West:	Uh-huh.

Joe Hovorka:	And given what you’ve done, you know, as far expending the categories domestically, as well as your reach internationally, why would we see a number that is that far below ’03?

Ken West:

As far as the remarks that I opened with earlier in this call, we talked about the fact that overages in 2003, I think domestically, were in excess of $40 million, and we’re anticipating a very much lower, reduced amount, more like in the range of $5 million, for ’06.

Additionally, as far as renewals, as I mentioned, we’re anticipating that the renewal activity will be lower in ’06 and that’s a function of actually the terms of agreements that have been structured in ’03, in ’04 and continuing.

So it’s all related to timing.

Peter Cuneo:	Next question.

Operator:	Thank you.

Our next question is from the line of Marla Backer with Research Associates Soleil.

Please proceed with your question.

Marla Backer:	Thank you.

I have a couple of fast questions. It seems to me that what we’re seeing in 2006 largely relates to something you’ve talked about in the past, which is the

Marvel Entertainment, Inc.

Third Quarter 2005 Conference Call – 11-9-05

company’s, you know, lack of control over release dates of films with studio partners.

Given that you’re going to be doing your own slate, do you think that will provide any extra leverage going forward in terms of determining dates with studio partners?

Peter Cuneo:	Avi?

Avi Arad:

Well, if you look at our 2006 slate, we have a movie in May, which is obviously a prized spot with X-Men, and we have a movie on July 4 weekend, that from a movie standpoint, obviously it’s a terrific weekend, from a licensing and toys, it’s not that terrific.

What we hope to do with the slate is control our release dates that will indeed support all core businesses, not only box office, not only the studio’s interest, but ours just as well.

Marla Backer:	No, that’s pretty much what I meant, that it looks like, you know, 2007 will be very heavily – very powerful in terms of movies that also have a strong toy platform but not 2006.

So you think by going forward, you can help smooth that out a little bit?

Avi Arad:	One, we can – again, the whole idea behind the slate is to have more control on making sure that these movies service all aspects of Marvel. That’s one.

Two, when we go into franchises, especially sequels, I think we have better grip on where it’s going to take us generally speaking. And that’s the other idea is that as we carve a date when – if Spider-Man continues to be a May, no later than June, movie it will service our various businesses properly.

Marla Backer:	Okay. Thank you.

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Third Quarter 2005 Conference Call – 11-9-05

Two other fast questions.

About a year or year and a half ago, at your last analyst meeting, you talked about certain categories, certain product categories within the licensing division, that you felt you had underleveraged and you were going to focus on, I remember at the time, food and beverage was one.

Do you believe that there are any categories still that have potential for you to really expand, not obviously in 2006 but going forward?

Peter Cuneo:	No, we think there’s still room for expansion in international. But in consumer products, I think we’re well represented in all the major categories that make sense for our properties.

With regard to media, of course we are initiating activities in some new media areas like the direct-to-video business, which Avi addressed briefly before and we’ll see how that goes.

The other area that I think in media that we probably still have some work to do is in the area of interactive, where we haven’t taken advantage of that form of entertainment to the full extent we probably can.

Marla Backer:	Uh-huh. Okay.

And the last question is a housekeeping one. You talked about some slippage on Curious George and TNA, if I missed it, I apologize. I don’t think you broke down, you know, which was a more important factor. I think my understanding is that TNA really doesn’t have much of a meaningful impact or hasn’t really entered into your guidance very much for 2005.

The Curious George license, are you thinking that that could become an evergreen license for you if the animated show and the movie are successful?

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Third Quarter 2005 Conference Call – 11-9-05

Peter Cuneo:

Well, it’s a possibility, Marla. As you know, there’s an animated feature-length film coming out in the first quarter of ’06, and then we have the animated public television series coming out in, I believe it’s September of ’06.

So if that were to become a staple on public television then yes, we would love to be associated with the license for a long time to come.

Marla Backer:	Okay. Thank you very much.

Peter Cuneo:	We have time for one more question.

Operator:	Thank you.

Our next question is from the line of Michael Wallace with UBS.

Please proceed.

Michael Wallace:

A couple of questions. First I want to go back to the toy question, Peter, which is – you didn’t directly answer. The question is, you’ve given ’06 guidance, is there or is there not upfront money from a – the toy renewal baked into ’06 numbers?

Number two, when are you eligible to start buying stock back again?

And number three, talk about the licensing strategy and building blocks and building on the characters, that sort of thing. In looking at ’06, one might say that that isn’t really playing out. So what kind of confidence can you give us that there actually is more than Spider-Man that you can build on here?

In other words, the question is, have you gone to the well too many times in these licensing deals and the well is dry, and looking out the next year or two, you know, there aren’t any big licensing or merchandising deals you can go back for.

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Third Quarter 2005 Conference Call – 11-9-05

Peter Cuneo:	Well, Mike, let’s take your questions. Let’s see, the first question related to – sorry, could you repeat it, Mike?

Michael Wallace:	The toy deal...

Peter Cuneo:	Oh, yeah.

Michael Wallace:	...for the ’06 numbers, have you assumed that there’s a renewal and an upfront chunk of money, or is that renewal going to be similar to the last one where there’s not an upfront chunk of money.

Ken West:

Mike, it’s – number 1, the ’06 guidance that we’ve come out with does not reflect any effect for any renewal activity or replacement whatsoever, continuing up through and including the end of ’06, which is the end of the term of the existing relationship with our master toy licensee, so our cash flow forecast did not anticipate anything, nor does the P&L.

Hopefully that addresses...

Michael Wallace:	Okay.

Peter Cuneo:	John Turitzin’s going to comment on the buyback of our stock.

John Turitzin:	Sure. In terms of eligibility to buy back stock, we will be eligible to buy back stock in the next ...to start buying back stock in the next few days.

It’s a question of watching the stock price opportunistically, whether we take advantage of our eligibility immediately or at some point in the future. But from a legal point of view, we’ll be eligible to start buying quite soon.

Peter Cuneo:	I think your last question was on our overall layering strategy and what this all means.

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Third Quarter 2005 Conference Call – 11-9-05

We are still very much committed to that strategy. For example, Fantastic Four from our point of view is a major success.

Remember, we launched the Fantastic Four as the first film in the series. The film has done extremely well worldwide from a box-office standpoint. Toy sales are a little less than our forecast, but I think we understand the reasons for that, and generally speaking we’re satisfied with the toy sales.

In the licensing, again, we’re somewhat below our forecast as well, but we certainly think that the Fantastic Four franchise has been lifted off the ground, and we’re absolutely looking forward to supporting Fantastic Four again in 2007, if Fox gets the film out as they’ve announced in June of that year.

So at this point, although we certainly have some new things to think about, we don’t see any reason to suggest that our current strategy should change.

Operator:	Thank you.

Peter Cuneo:	Okay.

I’d like to thank everyone very much for calling in today, and we hope everybody will have a good day. Bye.

Operator:	Ladies and gentlemen, that does conclude the conference call for today.

We thank you for your participation and ask that you please disconnect your line.

END